Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-266303-01

**PRICING DETAILS** $1.474BN MBART 2022-1 (MERCEDES-BENZ PRIME AUTO LOAN)

Active Joint Lead Bookrunners : SMBC (str.), Credit Agricole, Mizuho
Co-Managers : JP Morgan, TD

Anticipated Capital Structure:

CL	SIZE($MM)	WAL	M/S	WNDW	E.FINL	L.FINL	BNCH	SPREAD	YLD%	CPN%	$PX
A-1	393.170	0.21	<NOT OFFERED>	1-6	5/15/23	12/15/23
A-2	693.000	0.98	Aaa/AAA	6-19	6/15/24	10/15/25	I-CRV	+74	5.325%	5.26%	99.99361%
A-3	657.000	2.39	Aaa/AAA	19-42	5/15/26	8/16/27	I-CRV	+100	5.276%	5.21%	99.98022%
A-4	124.000	3.76	Aaa/AAA	42-47	10/15/26	2/15/29	I-CRV	+125	5.315%	5.25%	99.97606%

Transaction Details:

- Offered : $1.474BN offered
- Ticker : MBART 2022-1
- Format : SEC Registered
- SSAP : MBART22SMBC
- Expected Ratings : Moody's/S&P
- Expected Pxg : PRICED
- Expected Settle : 11/22/2022
- Pricing Speed : 1.3% ABS to 5% call
- Risk Retention : US (Yes); EU (No)
- ERISA Eligible : Yes
- Min Denoms : $1k x $1k
- B&D : SMBC

Available Information:
- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)
- Intex CDI (attached)
- Deal Roadshow : www.netroadshow.com; password "MBART2022-1"
- Direct Link : www.netroadshow.com/nrs/home/#!/?show=c0dfbb84
- Intexnet dealname : "smbcmbart_20221_base"; password "U7YJ"
"smbcmbart_20221_upsize"; password "UVX2"

CUSIP/ISIN:
58768PAA2 / US58768PAA21
58768PAB0 / US58768PAB04
58768PAC8 / US58768PAC86
58768PAD6 / US58768PAD69

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.